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                                                                     EXHIBIT (5)
FIRST UNION CORPORATION
LEGAL DIVISION
MARION A. COWELL, JR.
Executive Vice President
General Counsel and
Secretary
Reply to Charlotte Office
One First Union Center (0013)
Charlotte, North Carolina 28288
         704 374-6828
      FAX: 704 374-3425
225 Water Street (0585)
Jacksonville, Florida 32202
       904 361-3518
   FAX: 904 361-3144
                                January 13, 1995
Board of Directors
First Union Corporation
Charlotte, North Carolina 28288
Gentlemen:
     I am Executive Vice President, Secretary and General Counsel of First Union Corporation, a North Carolina corporation (the "Corporation"), and am rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") with respect to $650,000,000 aggregate initial offering price of the Corporation's debt securities (the "Debt Securities") which may be issued from time to time pursuant to Rule 415 under the Act. The Debt Securities may be issued pursuant to an Indenture dated as of April 1, 1983, as amended, between the Corporation and Chemical Bank, as Trustee, and/or an Indenture dated as of March 15, 1986, as amended, between the Corporation and The Bank of New York, as Trustee.
     In that connection, I have examined such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion. Based upon the foregoing, I am of the opinion as follows:
     (1) The Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of North Carolina.
     (2) When the Registration Statement has become effective under the Act, the terms of the Debt Securities and of their issue and sale have been duly established in conformity with the resolutions of the board of directors of the Corporation and have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and the Debt Securities have been duly executed and authenticated in accordance with such Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and binding obligations of the
Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     I note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Debt Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Debt Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.
     I am licensed to practice law only in the State of North Carolina and in rendering the foregoing opinion I have relied as to matters of New York law on the opinion of New York counsel.
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     Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible, and I have assumed that the related Indenture has been duly authorized, executed and delivered by the respective Trustee thereunder, assumptions which I have not independently verified.
     I hereby consent to the use of my name under the heading "Validity of Offered Debt Securities" in the Prospectus forming a part of the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit (5) thereto.
                                          Very truly yours,
                                          Marion A. Cowell, Jr.
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